                                                                    Exhibit 99.2

                          HOLLINGER INTERNATIONAL INC.

FOR IMMEDIATE RELEASE

Contact:

Todd A. Vogt                          Paul B. Healy
Executive Vice President              Vice President, Corporate Development
Community Newspaper Division          and Investor Relations
Hollinger International Inc.          Hollinger International Inc.
(312) 321-3048                        (212) 586-5666

Michael Reed
Executive Vice President & CFO
Community Newspaper Holdings, Inc.
(205) 298-7100

                   HOLLINGER INTERNATIONAL CONCLUDES THE SALE
                       OF 45 COMMUNITY NEWSPAPERS TO CNHI

      CHICAGO, FEBRUARY 1, 1999 - Hollinger International Inc. (NYSE: HLR) and Community Newspaper Holdings, Inc. (CNHI) of Birmingham, Alabama announced today that the sale by Hollinger International of 45 of its U.S. newspaper properties, as previously announced on December 4, 1998, has been completed for an aggregate consideration of approximately $472 million, which amount includes the value of a daily newspaper in Effingham, Illinois acquired by Hollinger from CNHI.

      The properties are part of Hollinger's Community Newspaper Division (American Publishing Co.) and are spread across the U.S. in small market clusters and include 28 daily newspapers. The properties are located in 14 states with the largest clusters in Texas, Oklahoma and Alabama.

      CNHI is headquartered in Birmingham, Alabama. It owns and operates more than 225 daily and weekly publications in 24 states.

      Hollinger International Inc., through subsidiaries and affiliated companies, is a leading publisher of English language newspapers in the United States, the United Kingdom, Canada and Israel. Included among its paid daily newspapers are the Chicago Sun-Times, The Daily Telegraph, The Jerusalem Post and the National Post (Canada).